                                                                 EXHIBIT 3.16(a)


                            ARTICLES OF INCORPORATION
                                       OF
                        KOLL INVESTMENT MANAGEMENT, INC.

                                        I

     The name of the Corporation is KOLL INVESTMENT MANAGEMENT, INC.

                                       II

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a professional permitted to be incorporated by the California Corporations Code.

                                       III

     The name and address of the Corporation's initial agent for service of process in the State of California is Raymond E. Wirta, 4343 Von Karman Avenue, Newport Beach, California 92660.

                                       IV

     This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one thousand (1,000).

                                        V

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       VI

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents or both, in excess of indemnification otherwise permitted by
Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

DATED: July 20, 1989

                                             /s/ Raymond E. Wirta
                                             -----------------------------------
                                             Raymond E. Wirta, Incorporator